Exhibit 99.1

Cathay General Bancorp and Cathay Bank Director Thomas C.T. Chiu Passes Away

LOS ANGELES, Feb. 28, 2018 /PRNewswire/ -- Cathay General Bancorp (the "Company," NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), announced today that Dr. Thomas C.T. Chiu, a director of the Company, passed away on February 25, 2018. He was 70. Dr. Chiu joined the Boards of Directors of the Company and the Bank in 2003 following the Company's merger with GBC Bancorp and General Bank. He was a member of the Company Board's Compensation Committee and the Investment Committee, and the Bank Board's Investment Committee and Credit Committee.

"We are saddened to announce the news of Dr. Chiu's passing," says Mr. Dunson K. Cheng, Executive Chairman of the Company. "Dr. Chiu joined the Company in 2003. Prior to his tenure, he had been a director of General Bank and its publicly-held bank holding company, GBC Bancorp, for 10 years. Dr. Chiu was an esteemed colleague, a well-respected medical doctor in Southern California, and a dear friend. He will be missed."

ABOUT CATHAY GENERAL BANCORP
Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 41 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei and in Shanghai. Cathay Bank's website is found at www.cathaybank.com.

CONTACT: Heng W. Chen, (626) 279-3652